ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Document Number 20090682525-89 Filing date and time 09/15/2009 4:30 PM Entity Number E0357962008-6

Certificate of Amendment (Pursuant to NRS 78.385 and 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390- After issuance of Stock)

1. Name of corporation:
Ibex Resources Corp.

2. The Articles have been amended as follows: (provide article numbers, if available)
ARTICLE I: NAME The name of the corporation shall be Source Gold Corp. (hereinafter, the "Corporation")

ARTICLE III: CAPITAL STOCK
Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have autoirty to issue is two hundred million (200,000,000) shares, consisting of two classes to be designated;respectively, "Common stock" and "Preferred Stock", with all of such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred and eighty million (180,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is twenty million (20,000,000) shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as maybe required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority.

4. Effective Date of filing: (optional): (must not be later than 90 days after the certificate is filed)

5. Signature: (required) /s/Harry Bygdnes

Important: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After Revised on: 7-1-08